UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    June 6, 2015

Canyon Gold Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4730 South Fort Apache Road, Suite 300, Las Vegas, Nevada 89147
(Address of principal executive offices)

Registrant's telephone number, including area code: (888) 788-0986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms “company”, “Canyon Gold,”  “we,” “us,” “our” and similar terminology reference to Canyon Gold Corp.

Section 1 – Registrant’s Business and Operations

Item  1.01   Entry into a Material Definitive Agreement.

On June 6, 2015, Canyon Gold Corp. entered into an agreement to acquire 90% of Vaportech3d LLC, a privately held Nevada limited liability company, formerly known as EMAC Holdings, LLC (“Vaportech”), owner of the Cedar Leaf Oil Vapor Technology (the “Technology”). Vaportech will operate as a subsidiary of Canyon Gold. In consideration for the acquisition, Canyon Gold will issue 500,000 shares of Canyon Gold Preferred Shares, Series “B” Convertible (“Series “B” Shares”) to those persons directed by Vaportech’s management. The previous owner that transferred the Technology to Vaportech will retain a 10% ownership in Vaportech. The Series “B” Shares do not have voting rights, but each share is convertible into 10 shares of Canyon Gold Common Stock.  The closing of the transaction will be on or before July 31, 2015.

Cedar Leaf Oil Vapor Technology disinfects occupied buildings safely using vapor from naturally produced Western Red Cedar Leaf Oil. Vaportech plans to develop, market and distribute the Technology to hospitals and other facilities, which is intended to provide a solution to the problem of antimicrobial resistant organisms (AROs). Research by the Technology developers at Medicine University of British Columbia has shown that Cedar Leaf Oil Vapor is both safe to use in occupied buildings and is effective at killing antimicrobial organisms that are plaguing hospitals. MRSA, VRE, and C difficile are three bacteria commonly found in Canadian hospitals. They can cause symptoms ranging from asymptomatic colonization to septic shock and death. Treatment of these infections is more costly than prevention due to prolonged hospitalization, special control measures, expensive treatments and extensive surveillance.

The Vaportech Technology is based on how the Western Red Cedar tree works in the forest to protect itself from the many fungi, mold and bacteria that exist in the natural environment. The purpose of mold and bacteria in the forest is to breakdown and decay other living organisms overtaking and rotting trees to the ground. Mold and bacteria produce metabolic byproducts that can serve as early indicators of potential bio-contamination problems. MVOCs are produced as a metabolic by-product of bacteria and mold and are detectable before any visible signs of microbial growth appear. These toxins are recognized as contributors to persons counteracting asthma and other sick building syndrome (SBS) symptoms.

The Western Red Cedar tree remains immune to the devastating effects of these microbial contaminates due to its inherent immunity from their ability to emit volatile organic compounds (VOC’s) from the leaf. The Vaportech Technology replicates this effect through the diffusion of the Cedar Leaf Oil Vapor (CLOV) in parts per trillion (PPT) into the envelopes of buildings, homes, aircraft, and hospitals. Similar to Vicks VapoRub the Technology penetrates unseen spaces in buildings, utilizing the natural air movement and pressurization to combat bioaerosols that float around in the air penetrating wall cavities and air ducts. Surfaces like keyboards, telephones carpets and sinks are sanitized throughout the ventilation cycle giving buildings a proactive cleaning.

Controlling surface and airborne microbes is beneficial to a facility at many levels. These include improved IAQ, reduced sick days, energy savings, maintenance savings, equipment efficiency and service life, water conservation, and LEED point’s contribution.

The patented Vaportech System is a portable unit that attaches to air handling equipment. It is designed to mitigate levels of bacteria, mold and viruses in buildings. The Vaportech system distributes Cedar Leaf Oil Vapor throughout the building envelope in a gaseous state, which penetrates the entire building including air ducts, wall cavities, humidifiers, cooling coils and other areas that can propagate bioaerosols. The Cedar Leaf Oil Diffusion System eliminates the majority of Indoor Air Quality Variables through the diffusion of Cedar Leaf Oil in the building’s air handler.

In addition to the 500,000 Series “B” Shares to be issued at the closing, Canyon Gold will use its best efforts to secure up to a maximum of $500,000 in funding and to assist with planned operational expansion and operation of Vaportech and the Technology. There can be no assurance that the necessary funds will be raised. Also, Canyon Gold will pay additional Series “B” Shares in the event gross sales of the Technology attain the following thresholds:

Gross-Sales of $ 5,000,000 USD =	250,000 Series “B” Shares
Accumulated Gross-Sales of $ 18,000,000 USD =	500,000 Shares Series “B”
Accumulated Gross-Sales of $ 36,000,000 USD =	1,000,000 Shares Series “B”

Further, the previous owner of the Technology and 10% owner of Vaportech will receive a royalty of five percent (5%) of Gross Sales.

Vaportech will continue to be managed by its current management. Vaportech will appoint one director to Canyon Gold’s Board of Directors and Canyon Gold will appoint one director to Vaportech’s Board.

It is anticipated that the transaction will close on or before July 31, 2015. The closing is subject to the successful conclusion of due diligence by each party.

Section 9 – Financial Statements and Exhibits

Item 9.01                 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

10.1	Definite Agreement to acquire Vaportech3d LLC [to be filed at closing]
99.1	Press Release

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor under this Act does not apply to a “penny stock” issuer, which definition would include the Company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canyon Gold Corp.

Date: June 11, 2014	By: /s/ Stephen M. Studdert
Stephen M. Studdert
President